Exhibit 99.1

STEELE BANCORP, INC. DECLARES DIVIDEND

Mifflinburg, PA – Steele Bancorp, Inc. (OTCID Pink: “STLE”) (“Steele”), the bank holding company for Central Penn Bank & Trust, announced that on November 21, 2025, Steele’s Board of Directors declared a regular semi-annual cash dividend.

Dividend Declared

On November 20, 2025, Steele’s Board of Directors declared a regular semi-annual cash dividend of $0.75 per share for the year-ended December 31, 2025. The dividend is payable December 29, 2025, to shareholders of record as of December 15, 2025. Year-to-date dividends declared in 2025 total $1.49 per share compared to $1.45 per share for the same period in 2024.

About Steele Bancorp, Inc.

Steele Bancorp, Inc. is the bank holding company for Central Penn Bank & Trust, headquartered in Mifflinburg, Pennsylvania. Central Penn Bank & Trust is a full-service commercial bank, serving customers from thirteen locations in Centre, Northumberland, Snyder, and Union counties in central Pennsylvania. The Bank has 172 employees and total assets of $1.25 billion as of September 30, 2025.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of current or historical fact and involve substantial risks and uncertainties. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," and other similar expressions can be used to identify forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: costs or difficulties related to integration following the merger with Northumberland Bancorp; the risk that the anticipated benefits, cost savings and other savings from the merger may not be fully realized or may take longer than expected to realize; potential impairment to the goodwill recorded in connection with the merger; changes in general economic trends, including inflation and changes in interest rates; our ability to manage credit risk; our ability to maintain an adequate level of allowance for credit loss on loans; increased competition; changes in consumer demand for financial services; our ability to control costs and expenses; fluctuations in the values of securities held in our securities portfolio, including as a result of changes in interest rates; our ability to successfully manage liquidity risk; adverse developments in borrower industries and, in particular, declines in real estate values; the concentration of large deposits from certain customers who have balances above current FDIC insurance limits; changes in and compliance with federal and state laws that regulate our business and capital levels; our ability to raise capital as needed; and any other risks described in the “Risk Factors” sections of reports filed by the Corporation with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to publicly revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law. Accordingly, you should not place undue reliance on forward-looking statements.